As filed with the Securities and Exchange Commission on May 17, 2018

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

CAMDEN PROPERTY TRUST
(Exact name of registrant as specified in its charter)

Texas	76-6088377
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11 Greenway Plaza, Suite 2400
Houston, Texas 77046
(713) 354-2500
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Camden Property Trust 2018 Share Incentive Plan
Camden Property Trust 2018 Employee Share Purchase Plan
(Full title of the plan)

Richard J. Campo
Chairman of the Board and Chief Executive Officer
Camden Property Trust
11 Greenway Plaza, Suite 2400
Houston, Texas 77046
(713) 354-2500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Toni Weinstein
Dentons US LLP
2000 McKinney Avenue, Suite 1900
Dallas, Texas 75201
(214) 647-2488
Facsimile: (214) 259-0910

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer, "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a Smaller Reporting Company)	Smaller Reporting Company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Unit (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares	8,213,147 (3)	$84.17	$691,300,583	$86,067
Common Shares	500,000 (4)	$84.17	$42,085,000	$5,240
Total	8,713,147		$733,385,583	$91,307

(1)
This Registration Statement covers, in addition to the number of shares of Camden Property Trust, a Texas real estate investment trust (the “Registrant”), common shares stated above, options and other rights to purchase or acquire the common shares covered by this Registration Statement. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional common shares which become issuable under the above-named plans or the Registrant's 2011 Share Incentive Plan (the "2011 Plan") by reason of any share dividend, share split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding common shares.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) of the Securities Act, based on $84.17 per share, the average of the high and low sale prices of the Registrant's common stock on May 16, 2018 on the New York Stock Exchange.

(3)
Represents 8,213,147 common shares available for future issuance under the Registrant's 2018 Share Incentive Plan (the "2018 Plan"), which is the sum of the fixed 7,600,000 shares available under the 2018 Plan plus 613,147 common shares that have become available under the 2018 Plan as a result of the termination of the ability to grant new awards under the 2011 Plan. The Registrant currently intends to issue all shares under the 2018 Plan from treasury shares.

(4)
Represents 500,000 common shares available for future issuance under the Registrant's 2018 Employee Share Purchase Plan (the "2018 ESPP"). The Registrant currently intends to issue all shares under the 2018 ESPP from treasury shares.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 to be contained in the Section 10(a) prospectus is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission"). The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents, filed with the Commission by Camden Property Trust (the "Company") are incorporated by reference into the Registration Statement:

(a)	Annual Report on Form 10-K for the year ended December 31, 2017;

(b)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2018;

(c)	Current Report on Form 8-K filed on May 17, 2018; and

(d)	the description of the Company's common shares contained in the Registration Statement on Form 8-A filed with the Commission on June 21, 1993.

In addition, all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the pursuant to the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates all the securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents with the Commission. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Chapter 8 of the Texas Business Organizations Code empowers a real estate investment trust to indemnify any person who was, is, or is threatened to be made a named defendant or respondent in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, or any inquiry or investigation that can lead to such an action, suit or proceeding because the person is or was a governing person, former governing person, officer, employee, agent, or delegate of the real estate investment trust against a judgment and expenses, other than a judgment, that are reasonable and actually incurred by the person in connection with a proceeding if the person acted in good faith and reasonably believed his conduct was in or not opposed to the best interests of the real estate investment trust and, in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful.
The Texas Business Organizations Code further provides that, except to the extent otherwise permitted therein, a trust manager may not be indemnified in respect of a proceeding in which the person is found liable for willful or intentional misconduct in the performance of the person's duty to the enterprise, breach of the person's duty of loyalty owed to the enterprise, or an act or omission not committed in good faith that constitutes a breach of a duty owed by the person to the enterprise. Indemnification is limited to reasonable expenses actually incurred and may not be made in respect of any proceeding in which the person has been found liable for willful or intentional misconduct in the performance of his duty to the real estate investment trust.
Section 200.314 of the Texas Real Estate Investment Trust Law provides that no trust manager shall be liable to the real estate investment trust for any act, omission, loss, damage, or expense arising from the performance of his duty to a real estate investment trust, save only for his own willful misfeasance, willful malfeasance or gross negligence.
Article Sixteen of our Amended and Restated Declaration of Trust provides that the Company shall indemnify officers and Trust Managers, as set forth below:
In this Article:
1.    "Indemnitee" means (A) any present or former Trust Manager or officer of the Company, (B) any person who while serving in any of the capacities referred to in clause (A) hereof served at the Company's request as a trust manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another real estate investment trust or foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise and (C) any person nominated or designated by (or pursuant to authority granted by) the Trust Managers or any committee thereof to serve in any of the capacities referred to in clauses (A) or (B) hereof.
2.    "Official Capacity" means (A) when used with respect to a Trust Manager, the office of Trust Manager of the Company and (B) when used with respect to a person other than a Trust Manager, the elective or appointive office of the Company held by such person or the employment or agency relationship undertaken by such person on behalf of the Company, but in each case does not include service for any other real estate investment trust or foreign or domestic corporation or any partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise.
3.    "Proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding.
4.    The Company shall indemnify every Indemnitee against all judgments, penalties (including excise and similar taxes), fines, amounts paid in settlement and reasonable expenses actually incurred by the Indemnitee in connection with any Proceeding in which he or she was, is or is threatened to be named defendant or respondent, or in which he or she was or is a witness without being named a defendant or respondent, by reason, in whole or in part, of his or her serving or having served, or having been nominated or designated to serve, in any of the capacities referred to in paragraph (a)(i) of this Article Sixteen, to the fullest extent that indemnification is permitted by Texas law. An Indemnitee shall be deemed to have been found liable in respect of any claim, issue or matter only after the Indemnitee shall have been so adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom. Reasonable expenses shall include, without limitation, all court costs and all fees and disbursements of attorneys for the Indemnitee.
5.    Without limitation of paragraph (b) of this Article Sixteen and in addition to the indemnification provided for in paragraph (b) of this Article Sixteen, the Company shall indemnify every Indemnitee against reasonable expenses incurred by such person in connection with any Proceeding in which he or she is a witness or a named defendant or respondent because he or she served in any of the capacities referred to in paragraph (a)(i) of this Article Sixteen.

6.    Reasonable expenses (including court costs and attorneys' fees) incurred by an Indemnitee who was or is a witness or was, is or is threatened to be made a named defendant or respondent in a Proceeding shall be paid or reimbursed by the Company at reasonable intervals in advance of the final disposition of such Proceeding after receipt by the Company of a written undertaking by or on behalf of such Indemnitee to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company as authorized in this Article Sixteen. Such written undertaking shall be an unlimited obligation of the Indemnitee but need not be secured and it may be accepted without reference to financial ability to make repayment. Notwithstanding any other provision of this Article Sixteen, the Company may pay or reimburse expenses incurred by an Indemnitee in connection with his or her appearance as a witness or other participation in a Proceeding at a time when he or she is not named a defendant or respondent in the Proceeding.
7.    The indemnification provided by this Article Sixteen shall (i) not be deemed exclusive of, or to preclude, any other rights to which those seeking indemnification may at any time be entitled under the Company's Bylaws, any law, agreement or vote of shareholders or disinterested Trust Managers, or otherwise, or under any policy or policies of insurance purchased and maintained by the Company on behalf of any Indemnitee, both as to action in his or her Official Capacity and as to action in any other capacity, (ii) continue as to a person who has ceased to be in the capacity by reason of which he or she was an Indemnitee with respect to matters arising during the period he or she was in such capacity, and (iii) inure to the benefit of the heirs, executors and administrators of such a person.
8.    The provisions of this Article Sixteen (i) are for the benefit of, and may be enforced by, each Indemnitee of the Company, the same as if set forth in their entirety in a written instrument duly executed and delivered by the Company and such Indemnitee and (ii) constitute a continuing offer to all present and future Indemnitees. The Company, by its adoption of this Declaration of Trust, (x) acknowledges and agrees that each Indemnitee of the Company has relied upon and will continue to rely upon the provisions of this Article Sixteen in becoming, and serving in any of the capacities referred to in paragraph (a)(i) of this Article Sixteen, (y) waives reliance upon, and all notice of acceptance of, such provisions by such Indemnitee and (z) acknowledges and agrees that no present or future Indemnitee shall be prejudiced in his or her right to enforce the provisions of this Article Sixteen in accordance with their terms by any act or failure to act on the part of the Company.
9.    No amendment, modification or repeal of this Article Sixteen or any provision of this Article Sixteen shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligation of the Company to indemnify any such Indemnitee, under and in accordance with the provisions of this Article Sixteen as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may be asserted.
10.    If the indemnification provided in this Article Sixteen is either (i) insufficient to cover all costs and expenses incurred by any Indemnitee as a result of such Indemnitee being made or threatened to be made a defendant or respondent in a Proceeding by reason of his or her holding or having held a position named in paragraph (a)(i) of this Article Sixteen or (ii) not permitted by Texas law, the Company shall indemnify, to the fullest extent that indemnification is permitted by Texas law, every Indemnitee with respect to all costs and expenses incurred by such Indemnitee as a result of such Indemnitee being made or threatened to be made a defendant or respondent in a Proceeding by reason of his or her holding or having held a position named in paragraph (a)(i) of this Article Sixteen.
11.    The indemnification provided by this Article Sixteen shall be subject to all valid and applicable laws, including, without limitation, the Texas REIT Act, and, in the event this Article Sixteen or any of the provisions hereof or the indemnification contemplated hereby are found to be inconsistent with or contrary to any such valid laws, such laws shall be deemed to control and this Article Sixteen shall be regarded as modified accordingly, and, as so modified, to continue in full force and effect.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits

Exhibit Number	Title
3.1
Amended and Restated Declaration of Trust (filed as Exhibit 3.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 1993 (File No. 1-12110) and incorporated herein by reference) - Rule 311-P

3.2
Amendment to the Amended and Restated Declaration of Trust (filed as Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 (File No. 1-12110) and incorporated herein by reference)

3.3
Amendment to the Amended and Restated Declaration of Trust (filed as Exhibit 3.1 to the Company's Current Report on Form 8-K (File No. 1-12110) filed on May 14, 2012 and incorporated herein by reference)

3.4	Third Amended and Restated Bylaws of the Company (filed as Exhibit 99.1 to the Company's Current Report on Form 8-K (File No. 1-12110) filed on March 12, 2013 and incorporated herein by reference)
4.1
Specimen certificate for Common Shares (filed as Exhibit 4.1 to the Company's Registration Statement on Form S-11 filed on September 15, 1993 (No. 33-68736) and incorporated herein by reference) - Rule 311-P

10.1	Camden Property Trust 2018 Share Incentive Plan (filed as Exhibit 99.1 to the Company's Current Report on Form 8-K filed on May 17, 2018 (No.1-12110) and incorporated herein by reference)
10.2	Camden Property Trust 2011 Share Incentive Plan (filed as Exhibit 99.1 to the Company's Current Report on Form 8-K filed on May 12, 2011 (No.1-12110) and incorporated herein by reference)
10.3
Amendment No. 1 to 2011 Share Incentive Plan of Camden Property Trust, dated as of July 31, 2012 (filed as Exhibit 99.1 to the Company's Current Report on Form 8-K filed on August 6, 2012 (No.1-12110) and incorporated herein by reference)

10.4
Amendment No. 2 to the 2011 Share Incentive Plan of Camden Property Trust, dated as of July 30, 2013 (filed as Exhibit 99.1 to the Company's Current Report on Form 8-K filed on August 5, 2013 (No.1-12110) and incorporated herein by reference)

10.5
Amendment No. 3 to the 2011 Share Incentive Plan of Camden Property Trust, dated as of October 28, 2015 (filed as Exhibit 99.1 to Company's Current Report on Form 8-K filed on October 29, 2015 (No.1-12110) and incorporated herein by reference)

10.6	Camden Property Trust 2018 Employee Share Purchase Plan (filed as Exhibit 99.2 to the Company's Current Report on Form 8-K filed on May 17, 2018 (No.1-12110) and incorporated herein by reference)
5.1	Opinion of Dentons US LLP as to the legality of the securities being registered
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Dentons US LLP (included in Exhibit 5.1 hereto)
24.1	Power of Attorney (included on signature page)

Item 9.    Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Title
3.1
Amended and Restated Declaration of Trust (filed as Exhibit 3.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 1993 (File No. 1-12110) and incorporated herein by reference) - Rule 311-P

3.2
Amendment to the Amended and Restated Declaration of Trust (filed as Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 (File No. 1-12110) and incorporated herein by reference)

3.3
Amendment to the Amended and Restated Declaration of Trust (filed as Exhibit 3.1 to the Company's Current Report on Form 8-K (File No. 1-12110) filed on May 14, 2012 and incorporated herein by reference)

3.4	Third Amended and Restated Bylaws of the Company (filed as Exhibit 99.1 to the Company's Current Report on Form 8-K (File No. 1-12110) filed on March 12, 2013 and incorporated herein by reference)
4.1
Specimen certificate for Common Shares (filed as Exhibit 4.1 to the Company's Registration Statement on Form S-11 filed on September 15, 1993 (No. 33-68736) and incorporated herein by reference) - Rule 311-P

10.1	Camden Property Trust 2018 Share Incentive Plan (filed as Exhibit 99.1 to the Company's Current Report on Form 8-K filed on May 17, 2018 (No.1-12110) and incorporated herein by reference)
10.2	Camden Property Trust 2011 Share Incentive Plan (filed as Exhibit 99.1 to the Company's Current Report on Form 8-K filed on May 12, 2011 (No.1-12110) and incorporated herein by reference)
10.3
Amendment No. 1 to 2011 Share Incentive Plan of Camden Property Trust, dated as of July 31, 2012 (filed as Exhibit 99.1 to the Company's Current Report on Form 8-K filed on August 6, 2012 (No.1-12110) and incorporated herein by reference)

10.4
Amendment No. 2 to the 2011 Share Incentive Plan of Camden Property Trust, dated as of July 30, 2013 (filed as Exhibit 99.1 to the Company's Current Report on Form 8-K filed on August 5, 2013 (No.1-12110) and incorporated herein by reference)

10.5
Amendment No. 3 to the 2011 Share Incentive Plan of Camden Property Trust, dated as of October 28, 2015 (filed as Exhibit 99.1 to Company's Current Report on Form 8-K filed on October 29, 2015 (No.1-12110) and incorporated herein by reference)

10.6	Camden Property Trust 2018 Employee Share Purchase Plan (filed as Exhibit 99.2 to the Company's Current Report on Form 8-K filed on May 17, 2018 (No.1-12110) and incorporated herein by reference)
*5.1	Opinion of Dentons US LLP as to the legality of the securities being registered
*23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Dentons US LLP (included in Exhibit 5.1 hereto)
24.1	Power of Attorney (included on signature page)

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, Texas, on May 17, 2018.

CAMDEN PROPERTY TRUST

By:    /s/ Michael P. Gallagher
Michael P. Gallagher
Senior Vice President—Chief Accounting Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Richard J. Campo, D. Keith Oden, Alexander J. Jessett and Michael P. Gallagher, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him, and on his or her behalf and in his or her name, place and stead, in any and all capacities, to sign, execute and file this Registration Statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Richard J. Campo	Chairman of the Board of Trust Managers and Chief Executive Officer (Principal Executive Officer)	May 17, 2018
Richard J. Campo
/s/ D. Keith Oden	President and Trust Manager	May 17, 2018
D. Keith Oden
/s/ Alexander J. Jessett	Executive Vice President-Finance, Chief Financial Officer and Treasurer (Principal Financial Officer)	May 17, 2018
Alexander J. Jessett
/s/ Michael P. Gallagher	Senior Vice President-Chief Accounting Officer (Principal Accounting Officer)	May 17, 2018
Michael P. Gallagher
/s/ Heather J. Brunner	Trust Manager	May 17, 2018
Heather J. Brunner
/s/ Scott S. Ingraham	Trust Manager	May 17, 2018
Scott S. Ingraham
/s/ Renu Khator	Trust Manager	May 17, 2018
Renu Khator
/s/ William B. McGuire, Jr.	Trust Manager	May 17, 2018
William B. McGuire, Jr.
/s/ William F. Paulsen	Trust Manager	May 17, 2018
William F. Paulsen
/s/ Frances Aldrich Sevilla-Sacasa	Trust Manager	May 17, 2018
Frances Aldrich Sevilla-Sacasa
/s/ Steven A. Webster	Trust Manager	May 17, 2018
Steven A. Webster
/s/ Kelvin R. Westbrook	Trust Manager	May 17, 2018
Kelvin R. Westbrook